                                                            EXHIBIT 11.2


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                        Nine months ended October 31,
                                                       -------------------------------
                                                            1995             1994
                                                       ---------------  --------------

Income before discontinued operations................         $  87.2         $  81.2

Preferred stock dividend entitlements................            (1.8)           (1.8)
                                                              -------         -------

Income attributable to common stockholders before
  discontinued operations (A)........................            85.4            79.4

Earnings from discontinued operations (B)............              .5            26.9
                                                              -------         -------

Net income attributable to common stockholders (C)...         $  85.9         $ 106.3
                                                              =======         =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................          40,954          43,897

Common stock equivalents:
  Common stock options...............................             432             431
  Long-term incentive plans..........................               -               6
                                                              -------         -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................          41,386          44,334
                                                              =======         =======

Primary income per share of common stock:

  Before discontinued operations (A/D)...............         $  2.07         $  1.79

  Discontinued operations (B/D)......................             .01             .61
                                                              -------         -------

  Net income (C/D)...................................         $  2.08         $  2.40
                                                              =======         =======


Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.